Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MILLENNIUM HEALTHCARE INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF SEPTEMBER, A.D. 2015, AT 8:18 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
DELAWARE

Jeffrey W. Bullock, Secretary of State

2419873 8100

AUTHENTICATION: 2691744

151240200

DATE: 09-01-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:20 AM 09/01/2015
FILED 08:18 AM 09/01/2015
SRV 151240200 - 2419873 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Millennium Healthcare Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Nine Hundred Sixty Five Million (965,000,000) shares. See Annex A

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31st day of August, 2015.

By: [signature]
Authorized Officer

Title: CEO, Director

Name: Noel Mijares
Print or Type

Annex A

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Nine Hundred Sixty Five Million (965,000,000) shares, of which Nine Hundred Fifty Million (950,000,000) shall be designated as the common stock, par value $.0001 per share, and Fifteen Million (15,000,000) shares of which shall be designated as the preferred stock, par value $.0001 per share, of the Corporation.